Exhibit 99.1

October 30, 2018

A. O. Smith reports third quarter earnings of $0.61 per share

Milwaukee, Wis.—Global water technology company A. O. Smith Corporation (NYSE-AOS) today announced third quarter net earnings of $104.6 million or $0.61 per share on third quarter sales of $754.1 million. Net earnings per share grew 13 percent compared with third quarter 2017 net earnings per share of $0.54.

Sales in the quarter ended Sept. 30 were one percent higher compared with sales of $749.9 million during the same period in 2017.

“We experienced softer water heater sales in the U.S. and China than expected,” said President and Chief Executive Officer, Kevin Wheeler. “We believe a decline in water heater industry volumes in the U.S. and weaker housing growth in China drove the softness in the quarter.”

“A bright spot in China was our sales of water treatment products, which grew significantly in the quarter,” continued Wheeler.    This growth reaffirms our belief of the growing consumer desire for safe drinking water in that country, as well as our capabilities to bring the best products to the market. Likewise, in the U.S., we launched A. O. Smith-branded water treatment products in more than 1,700 Lowe’s stores across the country. We understand that water quality is a growing concern for families and our comprehensive line of products gives shoppers a wide array of options to effectively improve the overall quality and safety of their water.”

North America segment

Third quarter sales of $486.9 million for the North America segment, which include U.S. and Canadian water heaters, boilers and water treatment products, were essentially flat compared with third quarter 2017. Pricing actions in 2018 on water heaters and boilers related to higher steel and freight costs were more than offset by the effects of lower volumes of water heaters in the U.S. North America water treatment sales, comprised of Aquasana, Hague and the launch of the A. O. Smith branded water treatment products at Lowe’s, incrementally added approximately $9 million to the company’s North America segment sales in the quarter compared with 2017.

North America segment earnings of $105.6 million were four percent lower than the same quarter of the prior year. The unfavorable impact to profits from lower sales of water heaters and higher steel and freight costs was partially offset by pricing actions. Spending associated with the launch of water treatment products at Lowe’s amounted to approximately $2 million. As a result of these factors, North America segment margin of 21.7 percent was lower than the 22.7 percent segment margin in same quarter last year.

Rest of World segment

Sales of this segment, which is primarily comprised of China, Europe and India, increased approximately one percent in the third quarter of 2018 to $274.1 million compared with the year-ago quarter. Higher sales of water treatment and air purification products in China were partially offset by a decline in electric water heater sales compared with the prior year. Currency translation reduced sales by approximately $6 million compared with the third quarter 2017.

Segment earnings were approximately 16 percent higher at $39.1 million compared with the third quarter of 2017, primarily due to lower expenses associated with employee incentive programs in China and smaller losses in India. As a result, third quarter 2018 segment margin of 14.3 percent was significantly higher than the 12.5 percent segment margin achieved in the same period in 2017.

Share repurchase and other items

During the first nine months of 2018, the company repurchased approximately 1.7 million shares of common stock at a total cost of $106.0 million. Approximately 3.2 million shares remained on the existing discretionary authority at the end of the third quarter.

Cash and investments, located outside the U.S., totaled $617.8 million at Sept. 30, 2018. Cash provided by operations during the first nine months of 2018 was $289.2 million compared with $150.2 million during the same period last year. Higher earnings and a smaller investment in working capital were the primary drivers of higher cash flow compared with the same period last year. As a result of strong cash flow and expectations that it will continue, the company increased its dividend two times in 2018. Each of the increases was over 20 percent.

Total debt as of Sept. 30, 2018, was $193.3 million, resulting in leverage of 9.9 percent as measured by the ratio of total debt to total capital. The company repatriated nearly $300 million of cash during the first nine months of 2018 using the proceeds to repurchase shares and pay down floating rate debt.

The company’s effective income tax rate in the third quarter of 2018 was 20.5 percent. The rate was lower than the 28.8 percent in the prior year quarter primarily due to lower federal income taxes related to tax reform. The lower effective income tax rate compared with the effective rate a year ago benefitted third quarter 2018 results by $0.06 per share. The company expects its full-year effective income tax rate will be approximately 21 percent.

2018 outlook

“We do not expect sales of water heaters in the U.S. will be as strong as we previously forecasted,” Wheeler shared. “Based on our shipments in September, we believe residential water heater industry volumes will be down approximately 100,000 units in the second half of the year compared with last year, but increase by 250,000 to 300,000 units for the total year. Based on year-to-date shipments and a difficult fourth quarter comparison, we expect 2018 commercial water heater industry volumes will decline by approximately five percent compared with last year.”

“We believe our China sales will continue to be negatively impacted by significantly slower housing growth caused by deteriorating consumer confidence related to a weakening economy and international trade issues. We expect sales in China in local currency to grow approximately three percent this year.”

“As a result of these factors, we now expect 2018 total company sales growth of approximately seven percent compared with 2017, and we modestly reduced our 2018 adjusted EPS guidance range and now expect full-year 2018 adjusted earnings per share to be between $2.57 and $2.60 per share,” Wheeler shared.

“We remain confident with the long-term fundamental drivers of our core global business growth: household formation, drinking water safety, and energy-efficient technologies,” concluded Wheeler.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further slowdown in the growth rate of the Chinese economy or our key markets and/or a further decline in the growth rate of consumer spending or housing sales in China; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; negative impact to the company’s businesses from international tariffs and trade disputes; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; the impact of U.S. Tax Reform and projections for effective tax rates and one-time expenses under the new law and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE), the company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. For more information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales	$754.1	$749.9	$2,375.4	$2,228.1
Cost of products sold	448.1	444.9	1,406.9	1,318.0

Gross profit	306.0	305.0	968.5	910.1

Selling, general and administrative expenses	177.6	176.8	567.7	538.3
Restructuring and impairment expenses	—	—	6.7	—
Interest expense	2.0	2.5	6.6	7.2
Other income	(5.1)	(5.9)	(15.5)	(15.4)

Earnings before provision for income taxes	131.5	131.6	403.0	380.0
Provision for income taxes	26.9	37.9	85.1	106.2

Net earnings	$104.6	$93.7	$317.9	$273.8

Diluted earnings per share of common stock	$0.61	$0.54	$1.84	$1.57

Average common shares outstanding (000’s omitted)	172,085	174,356	172,718	174,885

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	September 30,	December 31,
	2018	2017
ASSETS:
Cash and cash equivalents	$233.0	$346.6
Marketable securities	384.8	473.4
Receivables	606.6	592.7
Inventories	307.7	297.0
Other current assets	66.6	57.2

Total Current Assets	1,598.7	1,766.9

Net property, plant and equipment	526.3	528.9
Goodwill and other intangibles	812.6	825.4
Other assets	87.6	76.2

Total Assets	$3,025.2	$3,197.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$508.0	$535.0
Accrued payroll and benefits	74.2	90.8
Accrued liabilities	111.9	116.0
Product warranties	44.8	44.5
Debt due within one year	—	7.5

Total Current Liabilities	738.9	793.8

Long-term debt	193.3	402.9
Pension liabilities	24.8	48.1
Other liabilities	312.0	307.7
Stockholders’ equity	1,756.2	1,644.9

Total Liabilities and Stockholders’ Equity	$3,025.2	$3,197.4

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Nine Months Ended September 30,
	2018	2017
Operating Activities
Net earnings	$317.9	$273.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	53.2	51.9
Stock based compensation expense	9.7	8.5
Net changes in operating assets and liabilities:
Current assets and liabilities	(70.9)	(154.5)
Noncurrent assets and liabilities	(20.7)	(29.5)

Cash Provided by Operating Activities	289.2	150.2

Investing Activities
Capital expenditures	(58.5)	(66.4)
Acquisitions	—	(43.1)
Investment in marketable securities	(345.4)	(407.3)
Net proceeds from sale of marketable securities	418.3	405.3

Cash Provided by (Used in) Investing Activities	14.4	(111.5)

Financing Activities
Long-term debt (repaid) incurred	(217.1)	125.8
Common stock repurchases	(106.0)	(103.3)
Payment of contingent consideration	(2.3)	—
Net proceeds from stock option activity	0.7	3.1
Dividends paid	(92.5)	(72.8)

Cash Used In Financing Activities	(417.2)	(47.2)

Net decrease in cash and cash equivalents	(113.6)	(8.5)
Cash and cash equivalents - beginning of period	346.6	330.4

Cash and Cash Equivalents - End of Period	$233.0	$321.9

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales
North America	$486.9	$486.0	$1,522.8	$1,444.0
Rest of World	274.1	270.1	876.0	802.4
Inter-segment sales	(6.9)	(6.2)	(23.4)	(18.3)

	$754.1	$749.9	$2,375.4	$2,228.1

Earnings
North America (1)	$105.6	$110.3	$336.5	$323.7
Rest of World	39.1	33.8	109.8	98.8
Inter-segment earnings elimination	—	(0.1)	—	(0.3)

	144.7	144.0	446.3	422.2

Corporate expense	(11.2)	(9.9)	(36.7)	(35.0)
Interest expense	(2.0)	(2.5)	(6.6)	(7.2)

Earnings before income taxes	131.5	131.6	403.0	380.0

Tax provision	26.9	37.9	85.1	106.2

Net earnings	$104.6	$93.7	$317.9	$273.8

(1) includes restructuring and impairment expenses of:	$—	$—	$6.7	$—

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Earnings (GAAP)	$104.6	$93.7	$317.9	$273.8
Restructuring and impairment expenses, before tax	—	—	6.7	—
Tax effect of restructuring and impairment expenses	—	—	(1.7)	—

Adjusted Earnings	$104.6	$93.7	$322.9	$273.8

Diluted EPS (GAAP)	$0.61	$0.54	$1.84	$1.57
Restructuring and impairment expenses per diluted share, before tax	—	—	0.04	—
Tax effect of restructuring and impairment expenses per diluted share	—	—	(0.01)	—

Adjusted EPS	$0.61	$0.54	$1.87	$1.57

A. O. SMITH CORPORATION

Adjusted Segment Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment earnings to adjusted segment earnings (non-GAAP):

	Three Months Ended		Nine Months Ended,
	September 30,		September 30,
	2018	2017	2018	2017
Segment Earnings (GAAP)
North America	$105.6	$110.3	$336.5	$323.7
Rest of World	39.1	33.8	109.8	98.8
Inter-segment earnings elimination	—	(0.1)	—	(0.3)

Total Segment Earnings (GAAP)	$144.7	$144.0	$446.3	$422.2

Adjustments:
North America restructuring and impairment expenses	$—	$—	$6.7	$—
Rest of World	—	—	—	—
Inter-segment earnings elimination	—	—	—	—

Total Adjustments	$—	$—	$6.7	$—

Adjusted Segment Earnings
North America	$105.6	$110.3	$343.2	$323.7
Rest of World	39.1	33.8	109.8	98.8
Inter-segment earnings elimination	—	(0.1)	—	(0.3)

Total Adjusted Segment Earnings	$144.7	$144.0	$453.0	$422.2

A. O. SMITH CORPORATION

Adjusted 2018 EPS Guidance and Adjusted 2017 EPS

(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2018 Guidance	2017
Diluted EPS (GAAP)	$2.54 - 2.57	$1.70
Restructuring and impairment expenses per diluted share	0.03	—
U.S. Tax Reform income tax expense per diluted share	—	0.47

Adjusted EPS	$2.57 - 2.60	$2.17